UNITED STATES SECURITIES AND
EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 30, 2011

PARK PLACE ENERGY CORP.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-51712
(Commission File Number)

N/A
(IRS Employer Identification No.)

1220 – 666 Burrard Street, Vancouver, BC, Canada, V6C 2X6
(Address of principal executive offices and Zip Code)

604-685-0076
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities

Effective September 30, 2011, we issued an aggregate of 9,975,000 shares of our common stock pursuant to private placement subscription agreements with nine (9) investors at a purchase price of $0.075 per share for aggregate proceeds of $748,125.00. We issued the shares to seven (7) non-U.S. persons (as that term is defined in Regulation S of the Securities Act of 1933), relying on Regulation S and/or Section 4(2) of the Securities Act of 1933 and to two (2) U.S. persons (as that term is defined in Regulation S of the Securities Act of 1933) relying upon Rule 506 of Regulation D of the Securities Act of 1933.

Effective September 30, 2011, we issued an aggregate of 3,288,600 common shares at a purchase price of CND $0.05 per share in accordance with the terms of the Convertible Promissory Note dated April 6, 2011 (as reported in our 10-Q dated May 16, 2011), and as amended August 19, 2011. The full amount owing under the note was converted into shares of our common stock for aggregate proceeds of USD $157,500. We issued the shares to non-U.S. persons (as that term is defined in Regulation S of the Securities Act of 1933), relying on Regulation S and/or Section 4(2) of the Securities Act of 1933.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 4, 2011, we accepted the consent to act as directors provided by Parvez Tyab and Dr. Art Halleran. We increased the number of directors on our board of directors to three (3) and appointed Mr. Tyab and Dr. Halleran to fill the ensuing vacancies.

Parvez Tyab - Director

Parvez Tyab has over 20 years’ experience as a financier and corporate executive, having served as an officer and director of a number of public and private companies. Mr. Tyab has been involved in the acquisition and development of oil and gas properties and natural resource projects in Canada, the US as well as internationally with an emphasis on Africa. In 2006 he co-founded and served as Executive Vice President of a company developing oil and gas in Egypt. More recently Mr. Tyab was involved in the acquisition of, and initial $165 Million private placement financing for, an oil and gas project in the Republic of Chad. Mr. Tyab currently serves as director of a significant potash project in the Republic of Congo. In 2009, Mr. Tyab co-founded Griffiths Energy International Inc. and served as that company’s corporate secretary and director until July 2011.

Dr. Art Halleran - Director

Dr. Halleran is a geologist obtaining his Ph.D. from the University of Calgary, who has 31 years of international petroleum exploration experience. International experience includes countries such as Canada, Colombia, Egypt, India, Guinea, Sierra Leone, Sudan, Suriname, Chile, Brazil, Pakistan, Peru, Tunisia, Trinidad Tobago, Argentina, Ecuador and Guyana. Dr. Halleran's experience includes work with Petro-Canada, Chevron, Rally Energy and Canacol Energy. In 2007, Dr. Halleran founded Canacol Energy Ltd., a company with petroleum and natural gas exploration and development activities in Colombia, Brazil and Guyana, where he served as vice president of exploration. Canacol is credited in the largest oil discovery in Colombia over the last fifteen years which is raised over $200,000,000 to develop. Previously Dr. Halleran was a consulting geologist for Rally Energy Corp. (Egypt) which discovered prolific reservoirs in Egypt. Dr. Halleran currently serves as chief executive officer of United Hunter Oil and Gas Corp., a company with oil interests in California, USA. Dr. Halleran was appointed as a director of Park Place Petroleum to provide technical expertise and oversight to the Dobroudja Basin gas project in Bulgaria. We consider his education and technical experience in the energy sector will be valuable to our company.

Summary

Our board of directors now consists of David Johnson, Parvez Tyab, and Dr. Art Halleran. There have been no transactions between our company and Parvez Tyab or Art Halleran since the company’s last fiscal year which would be required to be reported herein. There are no family relationships among our directors or executive officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARK PLACE ENERGY CORP.

/s/ David Johnson
David Johnson
President, Director

October 4, 2011